                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                      Specialty Equipment Companies, Inc.

                                      at

                             $30.50 Net Per Share

                                      by

                            Solar Acquisition Corp.

                         a wholly owned subsidiary of

                        United Technologies Corporation

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, NOVEMBER 20, 2000, UNLESS THE OFFER IS EXTENDED.


                                                               October 23, 2000

To Holders of Common Stock of Specialty Equipment Companies, Inc.:

  Enclosed for your information is an Offer to Purchase, dated October 23, 2000 ("Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), relating to the Offer by Solar Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), to purchase all of the outstanding shares of common stock, par value $.01 per share, of Specialty Equipment Companies, Inc., a Delaware corporation (the "Company", and such stock, the "Shares"), at $30.50 per Share, net to the seller in cash (the "Offer Price"), without interest upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed are letters to stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 and Proxy Statement on Schedule 14A.

  We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

  Your attention is directed to the following:

    1. The offer price is $30.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

    2. The Offer is being made for all of the outstanding Shares.

    3. The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 13, 2000, among the Company, Parent and Purchaser, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"), and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary or affiliate of Parent, Purchaser or the Company or held in the treasury of the Company or held by stockholders who properly exercise appraisal rights under the Delaware General Corporate Law, if any) will, by virtue of the Merger, and without any action on the part of Purchaser, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Offer Price paid by Purchaser pursuant to the Offer, upon surrender of the certificate representing such Share.

    4. The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are advisable and fair to and in the best interests of the holders of Shares and unanimously recommends that stockholders accept the Offer, tender their Shares pursuant to the Offer and approve the Merger.

    5. The Offer is conditioned upon, among other things, (a) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer, that number of Shares which, when aggregated with Shares then beneficially owned by Parent (excluding Shares held by an employee benefit plan), represents at least a majority of the issued and outstanding Shares on a fully diluted basis, assuming the exercise of all outstanding Company stock options, and (b) the expiration or termination of any waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of any waiting period and the receipt of any required approvals under any foreign antitrust and competition laws or regulations applicable to the purchase of Shares pursuant to the Offer or the Merger. The Offer is also subject to other terms and conditions, which are described in the Offer to Purchase.

    6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, November 20, 2000, unless the Offer is extended.

    7. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

  Payment for Shares accepted for payment pursuant to the Offer will be in all cases made only after receipt by LaSalle Bank National Association (the "Depositary"), of (a) certificates for (or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment pursuant to the Offer.

  The Offer is not being made to (nor will tenders be accepted from, or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed made on behalf of Purchaser by the registered brokers or dealers that are licensed under the laws of such jurisdiction. An envelope in which to return your instructions to us is enclosed.

                       Instructions with Respect to the
                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                      Specialty Equipment Companies, Inc.

                                      at

                             $30.50 Net Per Share

                                      by

                            Solar Acquisition Corp.

                         a wholly owned subsidiary of

                        United Technologies Corporation

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 23, 2000, and the related Letter of Transmittal, in connection with the offer by Solar Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), to purchase for cash all of the outstanding shares of common stock, par value $.01 per share, of Specialty Equipment Companies, Inc., a Delaware corporation (the "Company", and such stock, the "Shares") at $30.50 per Share, net to the seller in cash, upon the terms and conditions set forth in the Offer.

  This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer and the related Letter of Transmittal.

Dated:     , 2000


                       NUMBER OF SHARES TO BE TENDERED:

                                    SHARES*

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                                 Signature(s)

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                             Please Print Name(s)

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                           Please Print Address(es)

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                       Area Code and Telephone Number(s)

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                Tax Identification or Social Security Number(s)

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 *Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.